EXHIBIT 4

                                WF HOLDINGS, INC.
                               C/O PERSEUS, L.L.C.
                          2099 PENNSYLVANIA AVENUE, NW
                             WASHINGTON, D.C. 20006


                                                      April 8, 2004
Wells Fargo & Company
420 Montgomery Street
San Francisco, CA  94104

Wells Fargo Capital Management Incorporated
525 Market Street, 10th Floor
San Francisco, CA  94104
Attn: Dale Benson

         RE:  VOTING AGREEMENT AND IRREVOCABLE PROXY

Ladies and Gentlemen:

         Reference is made to the Merger Agreement, dated as of January 30, 2004, as amended (the "Merger Agreement), by and among Workflow Management, Inc. ("Workflow"), WF Holdings, Inc. ("WF") and WFM Acquisition Sub, Inc., providing for the acquisition of Workflow by WF (the "Merger").

         This letter will confirm our agreement that, because WF has agreed to increase the cash price per share payable to stockholders of Workflow in the proposed Merger to $5.56 per share, each of Wells Fargo & Company and Wells Fargo Capital Management Incorporated (collectively, "Wells Fargo") agrees, on the terms and conditions set forth in this letter agreement, to vote the Shares (as defined below) in favor of the Merger. More specifically, Wells Fargo represents and agrees to the following:

     1. Wells Fargo on the date hereof has, and as of February 23, 2004 had, directly or indirectly, sole voting and dispositive authority with respect to approximately 1,947,200 shares of Workflow common stock (the "Shares").

     2. Wells Fargo agrees to vote, or cause to be voted, the Shares in favor of the Merger Agreement to reflect the $5.56 share price.

     3. Wells Fargo shall remain free to sell, transfer or otherwise dispose of the Shares at any time, provided that it does not sell, transfer or otherwise dispose of its right to vote the Shares in favor of the Merger Agreement.

     4. WF has relied on the agreements of Wells Fargo contained herein in determining to increase the merger consideration. Accordingly, Wells Fargo hereby grants to WF a proxy coupled with an interest, to vote, or cause to be voted, the Shares in favor of the Merger Agreement in accordance with the terms of this agreement. Notwithstanding the foregoing, the proxy granted hereunder shall automatically terminate with respect to any Shares to the extent Wells Fargo's voting power (or power to grant a proxy) with respect to such Shares is terminated.

     5. Except as otherwise provided herein, this letter agreement, and the proxy coupled with an interest granted hereunder, shall automatically terminate upon the earlier to occur of (i) the effective time of the Merger; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) the announcement of an alternative transaction (by way of merger, consolidation, reorganization, recapitalization or refinancing) with respect to Workflow which Wells Fargo determines, in good faith, it must support in order to comply with its fiduciary duties to its clients; and (iv) April 30, 2004.

     6. Notwithstanding anything to the contrary herein, Wells Fargo is signing this letter agreement solely in its capacity as a beneficial owner of shares of Workflow common stock (as determined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended), acting as discretionary manager on behalf of its clients, and nothing herein shall be construed to prohibit, prevent or preclude Wells Fargo from taking or not taking any action which would violate, or be reasonably be construed to violate, Wells Fargo's fiduciary duties as determined in good faith by Wells Fargo.




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

         Please acknowledge Wells Fargo's agreement to be bound by the terms of this letter agreement by countersigning below and faxing a copy of this letter to my attention at (202) 463-6215. Thank you.

                                              Very truly yours,


                                              WF HOLDINGS, INC.



                                              By: /s/ Charles C. Moore
                                                  ------------------------------
                                                      Name: Charles C. Moore



Agreed:

WELLS FARGO & COMPANY

By:
    -------------------------------
         Name:


WELLS FARGO CAPITAL MANAGEMENT INCORPORATED

By: /s/ Dale E. Benson
    -------------------------------
        Name: Dale E. Benson


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